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                                                                   EXHIBIT (99a)

                              SARA LEE CORPORATION
             EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED
                           EFFECTIVE AUGUST 25, 1994

     This Employee Stock Purchase Plan (herein called "Plan") provides eligible employees at Sara Lee Corporation, a Maryland corporation, and its divisions (herein called "Corporation"), or its participating subsidiaries a continual opportunity to purchase common stock of the Corporation through payroll deductions.

     1. DEFINITIONS.

     (a) Participating Subsidiaries -- "Participating Subsidiaries" are corporations, 50% or more of each class of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation, which the Committee (as defined in Section 13 below) has, in its discretion, selected for inclusion in the Plan.

     (b) Basic Compensation -- The "Basic Compensation" of each participating employee for each payroll period is the regular compensation or commissions earned during such payroll period, before any deductions or withholding, but excluding overtime, bonuses, amounts paid as reimbursement of expenses (including those paid as part of commissions) and other additional compensation.

     (c) Offering -- An "Offering" is a three month period beginning on the first Monday of each February, May, August, and November, respectively, and ending on the first Monday of the next succeeding three month period. If no such stock is sold on either first Monday, then the Offering shall commence or end, as the case may be, on the next succeeding day on which there is a sale.

     (d) Grant Date -- The "Grant Date" is the first Monday of each Offering on which sales of the Corporation's stock are reported on the New York Stock Exchange Composite Transactions Tape ("Composite Tape"), or if no such stock is sold on such first Monday, then on the next succeeding day on which there is a sale.

     (e) Exercise Date -- The "Exercise Date," with respect to any Offering, is the date upon which shares are purchased by a participating employee pursuant to the provisions of Section 8 below and will be the same date as the Grant Date of the next succeeding Offering.

     (f) Exercise Price -- The "Exercise Price" shall be the lesser of 85% of the fair market value of a share of common stock of the Corporation on the Grant Date or 85% of the fair market value of such share on the Exercise Date, but in no event less than the par value of such shares. The fair market value per share on any Grant Date or Exercise Date, as the case may be, shall be the average between the highest and lowest quoted selling price per share of the Corporation's common stock on the Composite Tape on each such date.

     2. STOCK SUBJECT TO THE PLAN. The Corporation shall make available 60,000,000 shares of its Common Stock for purchase under the Plan from authorized but unissued shares or from shares reacquired from time to time.

     3. ELIGIBLE EMPLOYEES. All employees of the Corporation or any of its Participating Subsidiaries shall be eligible to participate in the Plan, except employees (i) whose customary employment is 20 hours or less per week or not more than five months in any calendar year, or (ii) who, immediately after any Grant Date, own 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Participating Subsidiary.

     4. PARTICIPATION IN THE PLAN. An eligible employee may participate in the Plan at any time by completing and filing with the appropriate payroll office a Payroll Deduction Authorization Form which authorizes payroll deductions from the employee's Basic Compensation. Such deductions shall commence with the pay period beginning after such form is filed with and recorded in the appropriate payroll office and shall continue until the employee terminates participation in the Plan or the Plan is terminated.
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     5. PAYROLL DEDUCTIONS, NUMBER OF SHARES PURCHASABLE AND EMPLOYEE
ACCOUNTS. Payroll deductions shall be made from the Basic Compensation paid to each participating employee for each payroll period in such amounts as the participating employee shall authorize in his or her Payroll Deduction Authorization Form which amount shall not be less than $5 per week. No participating employee may be granted an option hereunder which would permit the employee's rights to purchase stock under the Plan and any other stock purchase plan of the Corporation or its Participating Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time. The Corporation shall maintain a payroll deduction account for each participating employee (herein called "plan account") to which shall be credited all such payroll deductions and from which shall be deducted amounts charged for the purchase of shares hereunder and withdrawals, as hereinafter provided.

     6. CHANGES IN PAYROLL DEDUCTIONS. Subject to the minimum and maximum deductions set forth above, a participating employee may change the amount of his or her payroll deduction no more than twice in each calendar year by filing a new Payroll Deduction Authorization Form with the appropriate payroll office. The change shall not become effective earlier than the first payroll period in the next succeeding Offering after the form is received and recorded by the appropriate payroll office.

     7. TERMINATION OF PARTICIPATION IN PLAN AND REFUND OF CREDIT BALANCE IN PLAN ACCOUNT. A participating employee, at any time and for any reason, may voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office. An employee's participation in the Plan shall be voluntarily terminated upon termination of employment by the Corporation or its Participating Subsidiaries for any reason, or upon the employee no longer being eligible for participation. In the event of a participating employee's voluntary or involuntary termination of participation in the Plan, no payroll deduction shall be taken from any Basic Compensation due thereafter; and at the election of such employee or employee's estate, as the case may be, the balance in the employee's plan account shall be either paid to the employee or the employee's estate, or shall be retained until the next Exercise Date at which time it shall be applied to the purchase of stock under the Plan pursuant to Section 8 below. An employee whose participation in the Plan has terminated may not rejoin the Plan until the next two succeeding Offerings following the date of such termination have expired. Except as above provided, a participating employee may not withdraw any credit balance in the employee's plan account, in whole or in part.

     8. GRANT AND EXERCISE OF OPTIONS. (a) The Corporation shall make four Offerings during each calendar year to eligible employees to purchase stock under the Plan. Each participating employee shall be offered an opportunity to purchase stock on the Grant Date applicable to each Offering for the number of shares (rounded downward to the nearest whole share) of the Corporation's common stock determined by dividing the Exercise Price into the aggregate amount of the payroll deductions withheld from the employee's Basic Compensation during an Offering, plus any balance in the employee's plan account after the immediately prior Exercise Date and, in the case of employees whose participation commenced during the immediately prior Offering, payroll deductions accumulated prior to the current Grant Date. Purchases shall be made automatically on the Exercise Date. On such date, the participating employee's plan account shall be charged for the amount of the purchase, and a new opportunity to purchase shares, as described above, for the next succeeding Offering shall automatically be extended.

     (b) No fractional shares shall be purchased, and any balance remaining in the employee's plan account after the shares have been purchased on the Exercise Date shall be carried forward to the next succeeding Offering. As soon as practicable after the Exercise Date, either (i) a stock certificate shall be delivered to the participating employee representing the shares purchased on the Exercise Date, or (ii) a statement shall be delivered to the participating employee which shall include the number of shares purchased on the Exercise Date and the aggregate number of shares purchased on behalf of such employee under the Plan. Stock certificates for shares purchased under the Plan shall be issued in the name of the participating employee, or if so specified in the employee's Payroll Deduction Authorization Form, in the employee's name and the name of another person of legal age as joint tenants with right of survivorship.
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     9. RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Plan unless and until a statement and/or certificates representing such shares shall have been issued to the participating employee.

     10. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent, and are exercisable during the employee's lifetime only by the employee.

     11. APPLICATION OF FUNDS. All funds received or held by the Corporation under the Plan may be used for any corporate purposes.

     12. ADJUSTMENTS IN CASE OF CHANGES AFFECTING STOCK. In the event of a subdivision of outstanding shares of common stock of the Corporation, or the payment of a stock dividend, the number of shares approved for the Plan, and the share limitation set forth in Section 5 above, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting the Corporation's common stock, such adjustment shall be made as shall be deemed equitable by the Board of Directors to give proper effect to such event.

     13. ADMINISTRATION OF PLAN. The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board of Directors of the Corporation ("Committee"), consisting of at least three of its members, none of whom shall be eligible to participate in the Plan. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive.

     14. AMENDMENTS TO PLAN. The Board of Directors of the Corporation, at any time, or from time to time, may amend, suspend, or terminate the Plan, provided, however, that except to conform the Plan to the requirements of the Internal Revenue Code, no amendment shall be made (i) increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 12), (ii) changing the formula for determining the Exercise Price per share, (iii) withdrawing the administration of the Plan from the Committee or permitting any rights under the Plan to be granted to any employee who holds an option under any non-qualified stock option plan of the Corporation or who is a member of the Committee administering the Plan, or (iv) further limiting the employees of the Corporation or its Participating Subsidiaries who may participate in the Plan.

     15. EFFECTIVE DATE, SUSPENSION AND TERMINATION OF PLAN. The Plan shall become effective when (i) the Plan has been adopted by the Board of Directors and approved by the stockholders of the Corporation by a majority vote of those present and entitled to vote at any annual or special meeting at which a quorum is present, (ii) a registration statement under the Securities Act of 1933, as amended, has become effective with respect to the shares to be purchased under the Plan and (iii) the Committee has specified the date of the first Offering. The Plan shall terminate upon the termination of the Plan by the Board of Directors of the Corporation or when no more shares remain to be purchased under the Plan, whichever occurs first. Upon the termination of the Plan, all unexercised options theretofore granted pursuant hereto and all authorized payroll deductions hereunder shall remain in full force and be carried out and effected, and upon the exercise or termination of such options, as the case may be, the then remaining credit balances in the respective employee's plan accounts shall be returned to the employees for whom such plan accounts were established. The Plan shall be suspended and become inoperative with respect to shares not theretofore optioned under the Plan (but not with respect to any uncompleted offerings) during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the shares so remaining to be purchased under the Plan.

     16. GOVERNMENTAL REGULATIONS. The Corporation's obligation to sell and deliver its common stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.